Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-16603 of Merrill Lynch & Co., Inc. on Form S-3 of our reports dated March 26, 1997 appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust I and Merrill Lynch Preferred Funding I, L.P. for the period ended December 27, 1996.

/s/ Deloitte & Touche LLP

New York, New York
March 26, 1997